Exhibit (a) (5)
INTERNATIONAL
SUNGARD CAPITAL CORP.
SUNGARD CAPITAL CORP. II
ELECTION FORM
RE: TENDER OF ELIGIBLE PERFORMANCE-BASED OPTIONS AND RESTRICTED STOCK UNITS
PURSUANT TO THE OFFER TO AMEND DATED AUGUST 13, 2009
THE OFFER EXPIRES AT 5:00 P.M. EASTERN DAYLIGHT TIME ON SEPTEMBER 14, 2009
(“EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Name:
Address:
Important: Read the instructions to this Election Form before completing and signing this page. All capitalized terms in this Election Form have the meaning assigned to them in the Offer to Amend Certain Outstanding Performance-Based Stock Options and Restricted Stock Units (the “Offer to Amend”).
Each of your Eligible Awards is listed below. Indicate, by checking the appropriate box below, whether you wish to tender all of your Eligible Awards for amendment in the Offer. If you do not elect to tender your Eligible Awards in the Offer, your Eligible Awards will not be amended, and will remain subject to the terms and conditions currently in effect for such awards. If you wish to tender one Eligible Award for amendment in the Offer, you must tender all of your Eligible Awards for amendment.

Award Type	Date of Grant	No. of Units*	No. of Class A Shares
Unit Option			N/A
Class A Option		N/A
Restricted Stock Units			N/A

*	Each Unit consists of 1.3 shares of Class A common stock of SunGard Capital Corp., 0.1444 shares of Class L common stock of SunGard Capital Corp. and 0.05 shares of preferred stock of SunGard Capital Corp. II.

☐	I hereby elect to tender all of my Eligible Awards for amendment in the Offer.

☐	I do not elect to tender my Eligible awards for amendment in the Offer. I understand that my Eligible Awards will remain outstanding subject to the terms and conditions currently in effect for such awards.

Agreement to Terms of Election
1. As soon as administratively practicable following the Expiration Date, SunGard will return to me an amendment to my Management Non-Qualified Performance-Based Option Agreement, Management Non-Qualified Performance-Based Class A Option Agreement and Management Performance-Based Restricted Stock Unit Agreement, as applicable, for each of my Amended Awards. The amendments to be made are described in the Offer to Amend.
2. If I do not remain employed by SunGard through the Expiration Date, my Eligible Awards will not be amended and will remain subject to the terms and conditions currently in effect for such awards.
3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Awards. After that date, I will have no further right to change my election with respect to my Eligible Awards, unless SunGard does not accept my tendered Eligible Awards before 11:59 p.m. Eastern Daylight Time on October 9, 2009, the 40th business day after commencement of the Offer. In that event, I may revoke my election with respect to my tendered Eligible Awards at any time prior to SunGard’s acceptance of those awards for amendment pursuant to the Offer.
4. The tender of my Eligible Awards pursuant to the procedures described in Section 4 of the Offer to Amend and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. SunGard’s acceptance of my tendered Eligible Awards for amendment pursuant to the Offer will constitute a binding agreement between SunGard and me in accordance with the terms, and subject to the conditions to, the Offer.
5. I am the registered holder of the Eligible Awards tendered hereby, and my name, employee identification number, award information and other information appearing on the cover page of this Election Form are true and correct. As appropriate, I have indicated corrections to this information (e.g., address change) on the cover page.
6. I am not required to tender my Eligible Awards pursuant to the Offer. If I do not tender my Eligible Awards, or if my Eligible Awards are not otherwise amended pursuant to the Offer, then they will remain subject to the terms and conditions currently in effect for such awards.
7. SunGard cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.
8. Under certain circumstances set forth in the Offer to Amend, SunGard may terminate or amend the Offer and postpone its acceptance and amendment of the tendered Eligible Awards.
9. I understand that neither SunGard nor SunGard’s Board of Directors is making any recommendation as to whether I should tender my Eligible Awards for amendment, and that I must make my own decision whether to tender my Eligible Awards, taking into account my own personal circumstances and preferences. I understand that the Amended Targets for 2009 and 2010 may not be achieved, that the amount of Shares or Units which I can earn under the Amended Awards will be reduced, that the vesting period of the Amended Awards will be longer than the vesting period of the tendered awards, and that the payment date of certain amended Restricted Stock Units will be extended.
10. I hereby acknowledge that I have read the Offer to Amend, the instructions to this Election Form and the forms of amendment to the Management Non-Qualified Performance-Based Option Agreement, Management Non-Qualified Performance-Based Class A Option Agreement and Management Performance-Based Restricted Stock Unit Agreement, as applicable.
11. I hereby elect to participate in the Offer with respect to my Eligible Awards as previously identified. I agree that the awards identified are the Eligible Awards I hold. I agree and understand that each of the Eligible Awards which I have tendered pursuant to the Offer will be amended unless I submit a new, properly completed Election Form revoking my election prior to the expiration of the Offer.

12. I understand that I must fully complete, sign and deliver this Election Form to SunGard via facsimile to (610) 964-4361 or via email to equity@sungard.com prior to the expiration of the Offer. I acknowledge that delivery of this Election Form by any other means, including hand delivery, interoffice delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) is not permitted.
13. I further understand that I will NOT receive a confirmation from SunGard as to the receipt of my Election Form, and that it is my responsibility to confirm that SunGard has received my complete submission by contacting Victoria Silbey at (484) 582-5597 or equity@sungard.com. If SunGard does not have a record of my submissions, SunGard may request that I provide evidence of those submissions or submit additional copies thereof. I acknowledge that SunGard recommends that I keep a copy of my submissions and proof of transmittal by facsimile in case I am requested to provide evidence of timely submission.
14. By tendering one or more of my Eligible Awards in the Offer, I acknowledge that: (i) my participation in the Offer is voluntary, and I have not been induced to participate by any expectation of continued employment by SunGard or any subsidiary of SunGard; (ii) decisions with respect to future grants under any SunGard employee stock plan, if any, will be at the sole discretion of SunGard; (iii) the Offer is discretionary in nature; (iv) the Offer is a one-time offer which does not create any contractual or other right to receive future offers, options, restricted stock units or benefits in lieu of offers; (v) my Eligible Awards are extraordinary items of income which are outside the scope of my employment contract, if any; (vi) my Eligible Awards are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and (vii) no claim or entitlement to compensation or damages will arise from forfeiture of the Eligible Awards or diminution in value of the Eligible Awards or any of the Shares issuable under the Eligible Awards from termination of my employment by SunGard or my employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and I irrevocably release my employer, SunGard and its subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Election Form, I will be deemed to have irrevocably waived my entitlement to pursue such claim.
15. For the exclusive purpose of implementing, administering and managing my participation in the Offer, SunGard and my employer must collect, use and transfer certain personal information about me regarding my employment, my compensation and my participation in the Offer, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in SunGard, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”). I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local HR department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that the Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that I may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local HR department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local HR department representative.

Signature	Date

Name (please print)

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form. A properly completed and duly executed Election Form (including the instructions), must be received by SunGard by 5:00 p.m. Eastern Daylight Time on the Expiration Date. Completed and executed forms must be delivered via facsimile or e-mail (via PDF or similar imaged document file) to:
SunGard
Attention: Victoria Silbey
Facsimile: (610) 964-4361
E-mail: equity@sungard.com
Delivery of an Election Form by any other means, including hand delivery, interoffice delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) is not permitted.
The method by which you deliver the Election Form is at your election and risk, and the delivery will be deemed made only when actually received by SunGard. If you elect to deliver your Election Form by e-mail, SunGard recommends that you retain a copy of the e-mail message, together with any attachments. If you elect to deliver your Election Form by fax, SunGard recommends that you retain the fax transmittal receipt. You should in all events allow sufficient time to ensure timely delivery.
SunGard will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Awards shall, by completing and executing this Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.
2. Tenders. If you intend to tender your Eligible Awards pursuant to the Offer, you must complete the cover page of this Election Form and follow the procedures described in Instruction 1.
3. Signatures on this Election Form. You must sign this Election Form.
4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend or the Election Form, may be directed to Victoria Silbey at (484) 582-5597 or equity@sungard.com. Copies will be furnished promptly at SunGard’s expense.
5. Irregularities. SunGard will determine, in its discretion, all questions as to the form and validity of any Election Forms. The determination of such matters by SunGard will be final and binding on all parties. SunGard reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. SunGard also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Award or any particular employee, and SunGard’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Award will be deemed to be properly made until all defects and irregularities have been cured by the tendering employee or waived by SunGard. Unless waived, any defects or irregularities in connection with the tender of an Eligible Award must be cured within such time as SunGard shall determine. Neither SunGard nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of the Election Form includes awards that are not eligible for amendment in the Offer, SunGard will not accept those awards for amendment, but SunGard does intend to accept for amendment any properly tendered Eligible Award set forth in that table.
6. Important Tax Information. You should refer to Section 15 of the Offer to Amend, which contains important U.S. federal tax information concerning the offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer. If you are subject to taxation in a jurisdiction outside the U.S., please refer to Schedule B of the Offer to Amend for short summaries which contain important information regarding certain tax consequences with respect to several of the countries where non-U.S. employees reside. You should review the summary applicable to your country of residence.

7. Withdrawals. Tenders of Eligible Awards made pursuant to the Offer may be withdrawn up to 5:00 p.m. Eastern Daylight Time on the Expiration Date. If the offer is extended by SunGard beyond that time, you may withdraw your tendered eligible awards at any time until the extended expiration of the Offer. To validly withdraw your tendered Eligible Awards, you must deliver a new Election Form to SunGard prior to the expiration of the Offer. Withdrawals may not be rescinded, and any eligible awards withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer unless the withdrawn awards are properly re-tendered prior to the Expiration Date by following the tendering procedures described above.
Subject to the terms and conditions described in the Offer to Amend, including our right to terminate the Offer, SunGard will accept promptly after the expiration of the Offer all properly tendered awards that are not validly withdrawn. In the event SunGard does not accept your tendered awards by 11:59 p.m. Eastern Daylight Time on October 9, 2009, you may withdraw your tendered eligible awards at any time thereafter until such awards are accepted for amendment
8. Copies. You should make a copy of this Election Form, after you have completed and signed it, and retain it for your records.
IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY
SUNGARD BY 5:00 P.M. EASTERN DAYLIGHT TIME ON THE EXPIRATION DATE.